Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Third Quarter 2019 Financial Results

Third Quarter 2019 Revenues of $184.1 Million
Increases 15.5% over Third Quarter 2018 Revenues

Third Quarter 2019 Kratos’ Unmanned Systems Division Revenues of $45.7 Million Increases 37.2% over Third Quarter 2018 Revenues

Third Quarter 2019 Operating Income of $11.5 Million
Increases 13.9% over Third Quarter 2018 Operating Income

Affirms Full Year 2019 Financial Guidance

SAN DIEGO, CA, November 5, 2019 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its third quarter 2019 financial results. For the third quarter 2019, Kratos reported Revenues of $184.1 million, a 15.5% increase over the third quarter of 2018, and third quarter 2019 Adjusted EBITDA of $20.4 million, or 11.1%, a 22.2% increase over the third quarter of 2018. Excluding the impact of the recent FTT acquisition, revenues grew organically 5.3% from the third quarter of 2018 to the third quarter of 2019. Third quarter 2019 Operating Income of $11.5 million increased 13.9% over the third quarter of 2018. Third quarter 2019 Cash Flow from Operations was $10.2 million, and third quarter 2019 Free Cash Flow generated from Operations was $2.1 million, after capital expenditures of $8.1 million, which included the continued build out of the Company’s new drone manufacturing facility in Oklahoma, where the XQ-58 Valkyrie will be produced. Third quarter 2019 Adjusted EPS* was $0.09, a 12.5% increase over the third quarter of 2018. Kratos reported third quarter 2019 Net Income of $2.5 million, a 47.1% increase over third quarter 2018 Net Income of $1.7 million.

For the third quarter of 2019, Kratos’ Unmanned Systems Division (KUSD) reported Revenues of $45.7 million, an increase of $12.4 million, or 37.2%, over 2018 third quarter Revenues of $33.3 million, and Adjusted EBITDA of $4.9 million, an increase of 88.5% over 2018 third quarter Adjusted

EBITDA of $2.6 million. Third quarter KUSD Operating Income of $3.3 million increased 230.0% over 2018 Operating Income of $1.0 million. KUSD’s third quarter 2019 book-to-bill ratio was 1.2 to 1.0 and 1.3 to 1.0 for the last twelve months ended September 29, 2019. Total backlog for KUSD at the end of the 2019 third quarter was $160.9 million.

Kratos’ Government Solutions Division (KGS) reported third quarter 2019 Revenues of $138.4 million, an increase of 9.8% over 2018 third quarter Revenues of $126.1 million. Excluding the impact of the FTT acquisition, which contributed $16.3 million to third quarter 2019 revenues, KGS Revenues decreased 3.2%, or $4.0 million, from the third quarter of 2018, resulting from the continued reduction in the Company’s deemphasized legacy government services revenues, which declined $5.1 million from the third quarter of 2018. Third quarter 2019 KGS Adjusted EBITDA of $15.5 million increased 9.9% over third quarter 2018 Adjusted EBITDA of $14.1 million, and third quarter 2019 KGS Operating Income of $11.1 million increased from third quarter 2018 Operating Income of $11.0 million.

For the third quarter of 2019, Kratos reported bookings of $172.5 million and a book-to-bill ratio of 0.9 to 1.0, with bookings of $713.1 million in the last twelve months and a book-to-bill ratio of 1.0 to 1.0. Backlog at September 29, 2019 was $608.7 million. All Kratos business units reported a book-to-bill ratio for the last twelve months between 1.0 to 1.4, with the exception of the Company’s Training Solutions business. In the third quarter, Kratos’ bid and proposal pipeline increased by $100 million, up to approximately $7.7 billion, at September 29, 2019.

For the nine months ended September 29, 2019, cash generated from operations was $30.2 million, and Free Cash Flow generated from operations was $12.3 million, after capital expenditures of $17.9 million. Net leverage ratio as of September 29, 2019 was 1.5 to 1, computed as net debt of $113.8 million over trailing twelve months Adjusted EBITDA of $75.1 million.

Eric DeMarco, Kratos’ President and CEO, said, “Since our last report to you, Kratos’ tactical drone business continued to make important progress, including our XQ-58A Valkyrie completing Flight 3, successfully executing 100 Percent of the test points and Kratos’ Unmanned Systems Division receiving new contract awards for tactical drone capability expansion, mission system integration and concepts of operations. Our confidence continues to increase that Kratos’ market leading position in affordable, high performance drones, of which we believe Kratos has the only existing systems in the class today, including Valkyrie, Mako and Gremlins, will become a long-term growth driver and value generator for the Company.”

Mr. DeMarco concluded, “Over the past few years, Kratos has successfully received a number of development and production programs, certain of which are forecasted for significant future growth as production both begins and increases, including in our unmanned systems business, which reported 37% organic revenue growth and a 1.3 to 1.0 book to bill ratio over the past 12 months. Though short-term delays may occur as a result of Continuing Resolutions or delays in DoD budget approvals, we are confident in the long-term growth trajectory and direction of our business based on our existing program portfolio and opportunity pipeline which increased to $7.7 billion.”

Financial Guidance

Kratos is affirming its full year 2019 financial guidance for Revenues of $720 to $740 million, Adjusted EBITDA of $71 to $77 million and its full year 2019 Free Cash Flow guidance of $10 to $20 million, including capital expenditures and the expected final cash receipt of the retained working capital from the Company’s divested PSS business of approximately $4 to $6 million. Capital expenditures are expected to continue to be elevated in 2019, reflecting expected outlays associated with manufacturing equipment for the Company’s new drone facility in Oklahoma, equipment for a new secured facility of approximately $6 to $8 million and approximately $6 to $8 million related to the planned manufacture of Company-owned aerial target drones in preparation of fulfilling expected customer requirements.

Consistent with prior years practice, Kratos plans to provide next year, or fiscal 2020 financial guidance, with its full fiscal year 2019 financial report, currently planned for February 2020. This schedule provides the Company additional insight into both the timing and funding content of Department of Defense (DoD) Budgets and the potential impact of Continuing Resolution Authorizations, under which typically no new contract awards, or increases in existing production programs or contracts can be made.

Management will discuss the Company’s third quarter 2019 financial results, as well as its fourth quarter and full year 2019 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 8466148. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiti ng www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises.  Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its fourth quarter and full year 2019 revenue and Adjusted EBITDA, full year 2019 capital expenditures and ability to generate positive cash flow from operations and positive free cash flow in 2019, the timing and amount of the Company’s receipt of retained working capital from the Company’s divested PSS business, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, the Company’s expectation of ramp on projects, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 30, 2018, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes but is not limited to restructuring costs, acquisition and transaction related items, legal related items and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which includes net income attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations and Adjusted EBITDA related to our KUSD and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes income (loss) from discontinued operations, non-cash intangible amortization expense, as the Company has historically been acquisitive, non-cash amortization of capitalized contract and development costs, non-cash stock-based compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018

Service revenues	$70.8	$54.9	$207.1	$147.9
Product sales	113.3	104.5	325.3	305.7
Total revenues	184.1	159.4	532.4	453.6
Cost of service revenues	50.2	34.3	142.8	100.4
Cost of product sales	85.3	81.0	248.0	229.0
Total costs	135.5	115.3	390.8	329.4
Gross profit - service revenues	20.6	20.6	64.3	47.5
Gross profit - product sales	28.0	23.5	77.3	76.7

Total gross profit	48.6	44.1	141.6	124.2

Selling, general and administrative expenses	29.4	27.4	88.2	82.5
Acquisition and restructuring related items	—	0.1	2.2	3.5
Research and development expenses	4.6	4.4	13.0	11.6
Depreciation	1.4	0.8	4.3	2.4
Amortization of intangible assets	1.7	1.3	5.2	4.5
Operating income from continuing operations	11.5	10.1	28.7	19.7
Interest expense, net	(5.4)	(5.0)	(16.2)	(15.8)
Other expense, net	(0.7)	(0.3)	(1.1)	(0.6)
Income from continuing operations before income taxes	5.4	4.8	11.4	3.3
Provision for income taxes from continuing operations	2.8	3.4	3.8	4.4
Income (loss) from continuing operations	2.6	1.4	7.6	(1.1)
Income (loss) from discontinued operations, net of income taxes	—	0.3	2.4	(7.1)
Net income (loss)	$2.6	$1.7	$10.0	$(8.2)
Less: Net income attributable to noncontrolling interest	0.1	—	0.5	—
Net income (loss) attributable to Kratos	$2.5	$1.7	$9.5	$(8.2)

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.02	$0.01	$0.07	$(0.01)
Income (loss) from discontinued operations	—	0.01	0.02	(0.07)
Net income (loss)	$0.02	$0.02	$0.09	$(0.08)

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.02	$0.01	$0.07	$(0.01)
Income (loss) from discontinued operations	—	0.01	0.02	(0.07)
Net income (loss)	$0.02	$0.02	$0.09	$(0.08)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	106.5	103.9	105.8	103.8
Diluted weighted average common shares outstanding	109.9	106.4	109.0	103.8

Adjusted EBITDA (1)	$20.4	$16.7	$57.1	$42.5

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items.  The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018

Net income (loss) attributable to Kratos	$2.5	$1.7	$9.5	$(8.2)
Loss (income) from discontinued operations, net of income taxes	—	(0.3)	(2.4)	7.1
Interest expense, net	5.4	5.0	16.2	15.8
Provision for income taxes from continuing operations	2.8	3.4	3.8	4.4
Depreciation (including cost of service revenues and product sales)	4.0	3.1	11.6	9.1
Stock-based compensation	2.8	1.7	8.2	5.1
Foreign transaction loss	0.8	0.3	1.3	0.7
Amortization of intangible assets	1.7	1.3	5.2	4.5
Amortization of capitalized contract and development costs	0.3	0.4	1.0	0.6
Acquisition and restructuring related items and other	—	0.1	2.2	3.4
Plus: Net income attributable to noncontrolling interest	0.1	—	0.5	—

Adjusted EBITDA	$20.4	$16.7	$57.1	$42.5

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
Acquisition and transaction related items	$0.1	$—	$1.9	$—
Restructuring costs	(0.1)	0.1	0.3	0.7
Legal related items	—	—	—	2.7

	$—	$0.1	$2.2	$3.4

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
Revenues:
Unmanned Systems	$45.7	$33.3	$123.1	$96.7
Kratos Government Solutions	138.4	126.1	409.3	356.9
Total revenues	$184.1	$159.4	$532.4	$453.6

Operating income (loss) from continuing operations:
Unmanned Systems	$3.3	$1.0	$5.6	$3.8
Kratos Government Solutions	11.1	11.0	33.2	23.9
Unallocated corporate expense, net	(2.9)	(1.9)	(10.1)	(8.0)
Total operating income from continuing operations	$11.5	$10.1	$28.7	$19.7

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
Unmanned Systems	$4.9	$2.6	$10.4	$8.0
% of revenue	10.7%	7.8%	8.4%	8.3%
Kratos Government Solutions	15.5	14.1	46.7	34.5
% of revenue	11.2%	11.2%	11.4%	9.7%
Total Adjusted EBITDA	$20.4	$16.7	$57.1	$42.5
% of revenue	11.1%	10.5%	10.7%	9.4%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	September 29,	December 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$181.0	$182.7
Restricted cash	—	0.3
Accounts receivable, net	241.8	237.4
Inventoried costs	68.2	46.8
Prepaid expenses	10.1	8.9
Other current assets	9.9	10.3
Current assets of discontinued operations	4.6	8.3
Total current assets	515.6	494.7
Property, plant and equipment, net	115.7	67.1
Operating lease right-of-use assets	44.8	—
Goodwill	458.1	425.7
Intangible assets, net	37.8	16.1
Other assets	6.3	6.5
Total assets	$1,178.3	$1,010.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42.4	$46.6
Accrued expenses	39.0	38.1
Accrued compensation	36.2	33.5
Accrued interest	6.5	1.6
Billings in excess of costs and earnings on uncompleted contracts	34.0	34.9
Current portion of operating lease liabilities	10.9	—
Other current liabilities	8.9	4.7
Other current liabilities of discontinued operations	3.6	5.3
Total current liabilities	181.5	164.7
Long-term debt principal, net of current portion	294.8	294.2
Operating lease liabilities, net of current portion	39.5	—
Other long-term liabilities	77.5	25.5
Other long-term liabilities of discontinued operations	2.8	6.4
Total liabilities	596.1	490.8
Commitments and contingencies
Redeemable noncontrolling interest	15.5	—
Stockholders’ equity:
Additional paid-in capital	1,282.7	1,244.5
Accumulated other comprehensive loss	(1.0)	(0.7)
Accumulated deficit	(715.0)	(724.5)
Total Kratos stockholders’ equity	566.7	519.3
Total liabilities and stockholders’ equity	$1,178.3	$1,010.1

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	September 29,	September 30,
	2019	2018
Operating activities:
Net income (loss)	$10.0	$(8.2)
Less: income (loss) from discontinued operations	2.4	(7.1)
Income (loss) from continuing operations	7.6	(1.1)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	16.8	13.6
Amortization of lease right-of-use-assets	8.7	—
Deferred income taxes	(4.1)	0.5
Stock-based compensation	8.2	5.1
Amortization of deferred financing costs	0.7	0.7
Provision for doubtful accounts	—	0.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	7.4	13.8
Unbilled receivables	2.0	(29.2)
Inventoried costs	(10.3)	0.9
Advance payments received on contracts	—	(0.6)
Prepaid expenses and other assets	(0.2)	(4.2)
Operating lease liabilities	(3.1)	—
Accounts payable	(6.5)	8.2
Accrued compensation	0.9	2.0
Accrued expenses	(0.3)	(1.0)
Accrued interest	4.8	4.8
Billings in excess of costs and earnings on uncompleted contracts	(2.8)	(1.3)
Income tax receivable and payable	1.7	(0.8)
Other liabilities	(1.3)	3.6
Net cash provided by operating activities from continuing operations	30.2	15.4
Investing activities:
Cash paid for acquisitions, net of cash acquired	(17.6)	(2.9)
Capital expenditures	(17.9)	(17.9)
Proceeds from the sale of assets	0.3	67.0
Net cash provided by (used in) investing activities from continuing operations	(35.2)	46.2
Financing activities:
Debt issuance costs	—	(0.1)
Expenses from the issuance of common stock	—	(1.1)
Repayment of debt	—	(0.8)
Payments under finance leases	(0.4)	—
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	3.0	3.7
Net cash provided by financing activities from continuing operations	2.6	1.7
Net cash flows from continuing operations	(2.4)	63.3

Net operating cash flows of discontinued operations	0.8	(6.4)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.3)
Net increase (decrease) in cash and cash equivalents	(2.0)	56.6
Cash, cash equivalents and restricted cash at beginning of period	183.0	130.9
Cash, cash equivalents and restricted cash at end of period	$181.0	$187.5

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
Income from continuing operations before taxes	$5.4	$4.8	$11.4	$3.3
Add: Amortization of intangible assets	1.7	1.3	5.2	4.5
Add: Amortization of capitalized contract and development costs	0.3	0.4	1.0	0.6
Add: Stock-based compensation	2.8	1.7	8.2	5.1
Add: Foreign transaction loss	0.8	0.3	1.3	0.7
Add: Acquisition and restructuring related items and other	—	0.1	2.2	3.4
Adjusted income from continuing operations before income taxes	11.0	8.6	29.3	17.6

Estimated cash tax provision	0.7	0.2	2.3	1.5
Adjusted income from continuing operations	$10.3	$8.4	$27.0	$16.1

Adjusted income from continuing operations per diluted common share	$0.09	$0.08	$0.25	$0.16

Weighted average diluted common shares outstanding	109.9	106.4	109.0	103.8

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